NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on March 28, 2022, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on March 14, 2022, the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the formation of a holding company which became effective on March 14, 2022, each share of common stock of HollyFrontier Corporation was automatically converted into one (1) share of HF Sinclair Corporation common stock on a share for share basis. This Form 25 is only for the removal from listing on the Exchange of the common stock of HollyFrontier Corporation and not a termination of the registration of the common stock of HF Sinclair Corporation under Section 12(b) of the Exchange Act. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions, this security was suspended from trading before market open on March 15, 2022.